EXHIBIT 99.1

                      PRESS RELEASE OF LINCOLN PARK BANCORP


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Contact: Donald S. Hom
         President and Chief Executive Officer
         (973)-694-0330


     LINCOLN PARK BANCORP ANNOUNCES EARNINGS FOR THE MARCH 31, 2005 QUARTER
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Lincoln Park, New Jersey, May 2, 2005 - Lincoln Park Bancorp (the "Company"),
the holding company of Lincoln Park Savings Bank, announced net income of $120,000 for the first quarter ended March 31, 2005, as compared to net income of $141,000 for the first quarter of 2004. The decrease in net income was primarily due to increases in provision for loan losses and non-interest expenses.

Provision for loan losses increased by $27,000 during the March 31, 2005 quarter compared to a recovery of provision for loan losses of $16,000 during the March 31, 2004 quarter. Non-interest expenses increased to $459,000 for the three months ended March 31, 2005, as compared to $392,000 for the three months ended March 31, 2004, due primarily to additional expenses associated with being a public company.

At March 31, 2005, the Company had total assets of $86.8 million and stockholders' equity of $12.9 million. In addition, the Company had net loans of $58.6 million, total deposits of $56.4 million and total borrowings of $16.8 million as of March 31, 2005.

Lincoln Park Savings Bank is a New Jersey state-chartered savings bank that conducts its business from its main office in Lincoln Park, New Jersey. The Bank completed its mutual holding company reorganization and the Company consummated its stock offering on December 16, 2004. The Company's common stock is traded in the OTC Bulletin Board under the symbol "LPBC".

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The foregoing material may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.